COGNITRONICS REPORTS SECOND QUARTER RESULTS

DANBURY, Conn., August 14, 2003 -- Cognitronics Corporation
(AMEX:CGN) today reported a net loss for the second quarter ended
June 30, 2002 of $.3 million, or $.06 per share on a diluted basis, on sales of $2.4 million compared to a net loss of $.6 million, or $.11 per share on a diluted basis, on sales of $3.4 million in the prior year's second quarter. Included in the 2003 quarter net loss is a non-recurring, non-cash gain of $.8 million (net of tax - $.15 per share) attributable to the termination of the post-retirement health benefits plan.

The company said that the $.9 million decrease in second quarter
2003 sales from the comparable 2002 period was attributable to decreases of 19% by its domestic operations, which continue to be adversely impacted by the slowdown in capital expenditures throughout the telecommunications industry, and 39% by its European
distributorship operations.   In the 2003 quarter, sales by domestic
operations included $1.1 million to a large telecommunications service provider.

"While domestic operations continue to be adversely impacted by the severe slowdown in capital expenditures within the telecommunications industry, second quarter 2003 domestic sales were substantially higher than first quarter as a result of the $1.1 million in sales, primarily CX 4000 Media Servers, to a single customer," said Brian J. Kelley, president and chief executive officer of Cognitronics.

"In response to this industry-wide trend, management continues to identify and implement cost and expense reductions, including an 11% cutback in the workforce and across-the-board ten percent salary reduction for most employees in the second quarter 2003, to be in line with our reduced sales level. In this connection, future expenses of domestic operations will be reduced by approximately $800,000 annually beginning in the second half of this year. At the same time, committed and necessary research and development efforts are being maintained, which are critical to positioning the company as a leader in both Advanced Intelligent Network (AIN) services and next generation switching environments."

For the six months ended June 30, 2003, the Company reported a net loss of $1.7 million, or $.29 per diluted share, versus a net loss of $1.4 million, or $.26 per diluted share, for the same period in 2002. Sales for the six-month period were $4.9 million in 2003, compared to $6.5 million in 2002.

Cognitronics is a leading supplier of media server solutions to the telecommunications industry. The company's Cognitronics Exchange Network Media Servers (CX Series) are a cost-effective and highly scalable family of carrier class media server platforms, delivering advanced network media solutions in VoIP and ATM packet networks as well as in traditional AIN and TDM circuit switched environments. For more information, visit the company's website at www.cognitronics.com.

Statements contained herein which are not historical facts are forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties including, but not limited to, the continuance of reduced capital expenditures throughout the telecommunications market, variability of sales volume from quarter to quarter, product demand, market acceptance, litigation, risk of dependence on significant customers, third party suppliers and intellectual property rights, risks in product and technology development and other risk factors detailed in the company's Securities and Exchange Commission filings.



















































                       COGNITRONICS CORPORATION
                          SUMMARY OF RESULTS
                                                  Three Months
                                                 Ended June  30,
                                                 ---------------
                                                2003         2002
                                                ----         ----
Net sales                                    $2,448,000   $3,356,000

Net loss                                      ($326,000)   ($615,000)

Net loss per share:

   Basic                                          ($.06)       ($.11)

   Diluted                                        ($.06)       ($.11)

Weighted average number of shares outstanding:

   Basic                                       5,697,052   5,416,999

   Diluted                                     5,697,052   5,416,999


                                                   Six Months
                                                  Ended June 30,
                                                  --------------
                                               2003         2002
                                               ----         ----
Net sales                                    $4,944,000   $6,498,000

Net loss                                    ($1,651,000) ($1,429,000)

Net loss per share:

   Basic                                          ($.29)       ($.26)

   Diluted                                        ($.29)       ($.26)

Weighted average number of shares outstanding:

   Basic                                      5,676,357    5,414,757

   Diluted                                    5,676,357    5,414,757

The 2003 three-month and six-month periods include an $834,000 ($.15 per basic and diluted share) non-recurring gain on termination of a post-retirement benefit plan.


                    SUMMARY OF FINANCIAL POSITION

                                             June 30,   December 31,
                                               2003         2002
                                               ----         ----
Cash, cash equivalents and marketable        $8,353,000  $11,119,000
securities

Working capital                             $15,658,000  $17,789,000

Total assets                                $20,200,000  $22,812,000

Total stockholders' equity                  $15,846,000  $17,334,000